Exhibit 99.1

Investor Relations Contact

Michelle Ahlmann, 650.603.5464

Public Relations Contact

Dave Peterson, 650.603.5231

MERCURY INTERACTIVE CORPORATION REPORTS PRELIMINARY FOURTH QUARTER RESULTS

INCREASING REVENUE AND EARNINGS ESTIMATES

MOUNTAIN VIEW, CALIF., — JANUARY 24, 2005 — Mercury Interactive Corporation (NASDAQ: MERQ), the global leader in business technology optimization (BTO), today announced preliminary financial results for the fourth quarter ended December 31, 2004.

Mercury expects total revenue for the fourth quarter of 2004 to be in the range of $203 million to $205 million, which exceeds previously provided guidance of $185 million to $195 million. The increase in deferred revenue for the fourth quarter of 2004 is expected to be in the range of $63 million to $66 million, which exceeds previously provided guidance of $40 million to $50 million.

GAAP diluted earnings per share for the fourth quarter of 2004 is expected to be in the range of $0.34 to $0.36. Non-GAAP diluted earnings per share for the fourth quarter of 2004 is expected to be in the range of $0.40 to $0.42. In both GAAP and Non-GAAP diluted earnings per share estimations, fully diluted shares were approximated in the range of 97.7 million to 98.7 million, which takes into consideration the recent issuance of EITF 04-08, “Effect of Contingently Convertible Debt on Diluted Earnings per Share”. Mercury’s previously provided guidance of GAAP diluted earnings per share of $0.28 to $0.34 and Non-GAAP diluted earnings per share of $0.32 to $0.38 were both expected to be reduced by $0.03 to $0.04, due to the inclusion of the EITF.

Non-GAAP results for the fourth quarter of 2004 exclude stock-based compensation and amortization of intangibles and integration and other acquisition related charges in the range of $4.1 million to $4.4 million, a non-cash adjustment to excess facility charge of approximately $0.2 million and net gain on investments of approximately $0.1 million.

Mercury Interactive Reports Preliminary Fourth Quarter Results	Page 2

Mercury cautions that these results are preliminary, based on the information currently available, and are subject to the closing of its books and completion of its accounting procedures and determination of final accounting adjustments.

“We are very pleased with our strong performance in the fourth quarter and full year 2004,” said Amnon Landan, chairman and CEO at Mercury. “We would like to thank our customers and partners for their continued investment in Mercury’s BTO offerings.

Mercury will not host a conference call about today’s news release. Mercury will report final fourth quarter and full year 2004 financial results, provide its first quarter 2005 financial outlook and hold its quarterly conference call on Wednesday, February 2, 2005. Information regarding the conference call is available on Mercury’s investor relations page at www.mercury.com/ir.

ABOUT MERCURY

Mercury Interactive (NASDAQ: MERQ), the global leader in business technology optimization (BTO), is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the fastest growing enterprise software companies today. Mercury provides software and services to govern the priorities, people, and processes of IT; deliver and manage applications; and integrate IT strategy and execution. Customers worldwide rely on Mercury offerings to improve quality and performance of applications and manage IT costs, risks and compliance. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance and results. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among

Mercury Interactive Reports Preliminary Fourth Quarter Results	Page 3

other things: 1) the final closing of Mercury’s books; 2) the application of customary accounting procedures and adjustments; 3) receipt of additional information impacting Mercury’s financial results; 4) further analysis of revenues and expenses; 5) the effect of the timing of the recognition of revenue from products sold under term licenses; and 6) the additional risks and important factors described in Mercury’s SEC reports, including the Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2003, and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, which are available at the SEC’s website at www.sec.gov. All of the information in this press release is made as of January 24, 2005, and Mercury undertakes no duty to update this information.

NON-GAAP FINANCIAL INFORMATION

Mercury evaluates its operations primarily based on GAAP results. In addition, Mercury’s management believes it is useful to assess Mercury’s performance based on non-GAAP results, which exclude charges for (i) acquisitions by Mercury (such as in-process research and development, integration and other related charges, stock-based compensation and amortization of intangible assets), (ii) excess facilities gain, and (iii) net gain on investments in non-consolidated companies. These charges are excluded because they are not considered to be ordinary and direct costs of Mercury.

Mercury’s management uses the non-GAAP results in its own evaluation of performance and as an additional base line for assessing Mercury’s future earnings potential. Mercury’s management also uses the non-GAAP results for budget planning purposes on a quarterly basis for determining executive compensation.

Although Mercury’s management finds its non-GAAP results useful in evaluating the performance of its business, its reliance on this measure is limited because items excluded from such measures often have a material impact on Mercury’s net income and net income per share calculated in accordance with GAAP. Therefore, Mercury’s management typically uses its non-GAAP results in conjunction with GAAP results, to address these limitations.

While the GAAP results are more complete, Mercury prefers to allow investors to have this supplemental measure since, with the reconciliation from non-GAAP to GAAP

Mercury Interactive Reports Preliminary Fourth Quarter Results	Page 4

financial information, it may provide additional insight into its financial results. Mercury believes that presenting the non-GAAP results provides investors with an additional tool for evaluating the performance of its business. The non-GAAP financial measures are presented by Mercury in order to give investors further information about historical and expected results and increase their ability to compare financial information from period to period.

# # #

Mercury, Mercury Interactive and the Mercury logo are trademarks or registered trademarks of Mercury Interactive Corporation in the United States and/or other countries. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com